Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is made and entered as of January 15, 2013, by and between Central Garden & Pet Company, a Delaware corporation (“Company”) and Gus Halas (“Consultant”).

WHEREAS, Consultant is a senior executive of Company and Company wishes to have the option to transition Consultant to a multi-year consulting relationship.

NOW, THEREFORE, Company and Consultant hereby agree as follows:

1. TERM OF AGREEMENT. This Agreement shall become effective on the date the Company provides written notice ( the “Transition Period Notice”) that the existing Employment Agreement between the parties effective as of April 15, 2011 is to be replaced and superseded by this Agreement (the “Effective Date”) and shall continue in effect for a period of 57 months thereafter unless sooner terminated as provided in Section 14 hereof.

2. SERVICES. The services to be provided to Company by Consultant shall consist of the following generally described services as well as such additional services agreed to by the parties in writing from time to time, all of which services are referred to in this Agreement as the “Services”:

Consultant shall perform advisory and strategic services at the direction of the Chief Executive Officer of the Company regarding the operations of the Company and its subsidiaries and affiliates that may arise from time to time during the Term of this Agreement as may be delegated to Consultant by the Chief Executive Officer of the Company. Consultant shall devote an average of three (3) days per week to the performance of the Services hereunder during the initial twenty-four (24) months of this Agreement (the “Initial Term”) and an average of up to ten (10) hours per month during the remaining months of this Agreement (the Remaining Term”). Consultant will determine the method, details, and means of performing the Services. Consultant shall not retain, hire or otherwise engage any person or entity in any capacity to perform any of the Services to be provided hereunder and acknowledges that this Agreement is a personal services contract which contemplates that Consultant alone will render the Services to be provided pursuant to this Agreement.

3. RECORDS. Consultant shall keep accurate records of all work done in connection with the Services and shall turn such records over to Company upon termination of this Agreement. All such material shall be owned by Company and Company shall have all right, title, and interest thereto.

4. OTHER WORK. During the Term of this Agreement, Consultant may render consulting services to others provided that the rendering of such services does not violate or conflict with Consultant’s duties or obligations hereunder. During the Term of this Agreement, Consultant shall not continue, undertake, or acquire any interest as an employee, officer, director, agent, vendor, independent contractor, temporary worker or consultant of any existing or potential competitor of Company in any of Company’s lines of business, including without limitation lawn, garden, animal health, nutrition or pet related products, or which would otherwise conflict with his obligations to the Company, without prior written approval of the Chief Executive Officer of the Company, which approval the Company may withhold in its sole and absolute discretion.

5. COMPENSATION. In consideration of the satisfactory performance of the Services, Company shall pay Consultant on a straight time basis the sum of $95,881 per month during the Initial Term and $19,567 per month during the Remaining Term. Consultant shall also be entitled to participate in the Company’s health and medical insurance plans during the term of this Agreement or the Company shall pay for equivalent coverages if participation in the Company’s plans becomes unavailable.

6. EXPENSES. Company shall reimburse Consultant for Consultant’s reasonable and necessary out-of-pocket expenses incurred during the course of Consultant’s performance of the Services, the general categories of which shall be discussed with and approved by the Chief Executive Officer of the Company. Consultant will submit all claimed expense reimbursements on Consultant’s monthly invoices together with written evidence thereof in the form of receipts or other written documentation, satisfactory to the Company in the reasonable exercise of its discretion. Expense reimbursement shall be included in the IRS Form 1099 issued to Consultant and reported to the IRS annually.

7. STOCK OPTIONS. During the term of this Agreement, all stock options previously granted to Consultant pursuant to the separate Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan Performance-Based Nonqualified Stock Option Agreements and Central Garden & Pet Company 2003 Omnibus Equity Incentive Plan Nonqualified Stock Option Agreements shall continue to vest in the same manner as if Consultant were an employee.

8. COMPANY REPRESENTATIVE. Company from time to time shall designate one or more representatives (collectively, the “Company Representative”) for the purpose of coordinating Consultant’s performance of the Services. As of the Effective Date of this Agreement, the Company Representative is the Chief Executive Officer of the Company. The Company Representative shall not exercise day to day supervision of Consultant during the course of Consultant’s performance of the Services but shall be available to Consultant for consultation or advice. The Company Representative shall have reasonable access to Consultant at all reasonable times. When approval or authorization from Company is required hereunder by Consultant with respect to any aspect of the Services from time to time, such communication shall be directed to the Company Representative.

9. INDEPENDENT CONTRACTOR STATUS. Company is engaging Consultant as an Independent Contractor, not as a company employee. To induce company to so engage consultant and knowing that Company is relying thereon, Consultant represents and warrants the following to Company:

(a) No Employment Relationship; Status; Authority. Consultant is an independent contractor and not an employee of Company. Consultant is not and shall not be eligible to receive any employment benefits designated for Company employees, including, without limitation paid vacation, paid holidays, , retirement benefits, or any other Company employee benefit (other than health insurance). Consultant is not authorized to act on behalf of Company except as specifically set forth in this Agreement and at the general direction of the Company Representative. Consultant shall not enter into contracts or agreements on behalf of Company or otherwise purport to create obligations of Company to third parties. Consultant shall not represent himself or herself as an employee of Company to any third parties.

(b) Federal, State and Local Taxes. Consultant acknowledges that no federal, state or local taxes of any kind will be withheld or paid by Company on behalf of Consultant. Consultant is solely responsible for all proper federal, state and social security tax payments and agrees to file any and all required returns and forms. Consultant shall indemnify, defend, and hold Company harmless from and against any and all third party claims, damages, losses and liabilities threatened or imposed against Company for tax payments and similar liabilities arising from the Services provided by Consultant or otherwise.

10. INDEMNIFICATION. Consultant shall indemnify, defend, and hold Company harmless from and against any and all third party claims, damages, losses and liabilities (collectively, “Claims”) threatened or imposed against Company arising from any act or omission of Consultant performed negligently or outside the scope of his duties under this Agreement, including all Claims relating to the injury or death of any person or damage to any property or infringement by Consultant of any third party’s rights. Company shall indemnify, defend and hold Consultant harmless from and against any and all third party claims, damages, losses and liabilities (collectively “Claims”) threatened or imposed against Consultant arising from the Company’s actions or omissions or any non-negligent act or omission of Consultant performed within the scope of his duties and responsibilities under this Agreement, including all Claims relating to the injury or death of any person or damage to any property or infringement by Company of any third party’s rights.

11. CONFIDENTIALITY. During the Term of Agreement, Consultant will have access to the Company’s confidential, proprietary and trade secret information and strategy relating to the Company’s products and services including, but not limited to, customer lists and files, product description and pricing, information and strategy regarding profits, costs, marketing, purchasing, sales, customers, suppliers, contract terms, employees, salaries, product development plans, business acquisition and financial plans/forecasts and marketing/sales forecasts (collectively called “Company Confidential Information”). Consultant acknowledges that any and all such Company Confidential Information is proprietary, unique and commercially sensitive in nature and has been developed over time and reflects a substantial investment by the Company or its related or subsidiary business entities that derive economic value from such information. Consultant acknowledges that the Company and its related and subsidiary business entities have maintained secrecy concerning such Company Confidential Information; that such confidential and proprietary information is not a matter of public or general knowledge in the industry or in the public domain and that absent having acquired knowledge of such confidential and proprietary information during his consultancy, Consultant could not otherwise have discovered such confidential or proprietary information. Consultant will not, during the Term of this Agreement or thereafter, directly or indirectly disclose or otherwise make known to any other person or entity (without prior written approval by the Company Representative), or use for his own benefit or for the benefit of others besides the Company, any Company Confidential Information. Upon termination of this Agreement, Consultant agrees to promptly return all Company Confidential Information, including, without limitation, any and all writings, records, journals, calendars, data, computer data or programs, drawings, samples, prototype models or photographs, and all copies and extracts and summaries thereof, which describe or depict, consist of, contain or record any Confidential Information. Consultant will not at any time either during or following the Term of this Agreement directly or indirectly disclose to anyone or use, reproduce or publish any Company Confidential Information.

12. INSIDER TRADING COMPLIANCE. Consultant acknowledges that prior to the date of this Agreement, he has received, read and understands the provisions of Company’s written Insider Trading Compliance Program, amended as of November 20, 2007 together with Attachment A setting forth Company’s Insider Trading Policy, Attachment B (which Consultant agrees to execute acknowledging his receipt of the Insider Trading Compliance Program materials) and Attachments C and D, updated as of May 12, 20            and May 5, 2009 respectively, copies of which are attached hereto as Exhibit B. Consultant acknowledges that he is an individual who has already had prior to the date hereof and who will continue to have regular access to material nonpublic information about Company and that he will be listed as such on Attachment D. Consultant represents and warrants to Company that he has not and during the Term of his consultancy and thereafter will not violate the provisions of Section 1 (Trading on Material Nonpublic Information), Section 2 (tipping) and Section 3 (Confidentiality of Nonpublic Information) and that he has made himself aware of the Trading Guidelines set forth in the Insider Trading Policy and the civil liabilities and criminal penalties that apply to violations of the Securities and Exchange Act of 1934, as amended, by persons deemed to be insiders thereunder.

13. INTELLECTUAL PROPERTY RIGHTS. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Invention(s)” means tangible and intangible discoveries, designs, improvements, developments, concepts, ideas, trademarks, trade names, works, copyrights and other intellectual property rights, whether or not they may be patented, registered, or copyrighted which relate in any way directly or indirectly to (i) the Services provided to Company by Consultant, or (ii) Company’s business, including without limitation Company’s Proprietary Information, in any case made in anticipation of, during, or after the engagement of Consultant under this Agreement, whether by Consultant individually or jointly with others.

(b) “Proprietary Information” means all information relating to Company’s business and affairs, including without limitation, research and development activities undertaken by or on behalf of the Company or any of its subsidiaries and affiliates, which is or might be deemed to constitute Confidential Information by Company, including without limitation all Inventions, equipment, products, product development, records, research, research projects, computer program, scientific, technical, or business or financial information, scientific or production technique, specification, data, technology, test procedure or result, trade secret, know-how, process, future plan, merchandising or selling plans or programs, customer lists, market studies, cost or price studies, personnel information, acquisition plans or similar business information contributed to, developed by, disclosed to or known by Consultant by reason of his consultancy.

(c) All Inventions made or conceived by Consultant are the sole and exclusive property of Company, and Consultant hereby irrevocably assigns all right, title, and interest in and to all Inventions to Company. Consultant shall promptly disclose all Inventions to Company. Consultant shall cooperate with Company at Company’s expense in connection with Company’s efforts to patent, copyright, trademark, or otherwise register or perfect Company’s rights in and to Inventions, including without limitation execution of documents and other instruments related thereto, and for purposes thereof Consultant hereby irrevocably appoints Company as Consultant’s attorney-in-fact to execute documents and instruments on behalf of Consultant.

14. TERMINATION. Consultant may terminate this Agreement at any time for any reason upon not less than sixty (60) days prior written notice to Company. Upon termination for any reason, Consultant shall be paid for Services completed through the termination date and reimbursed for approved expenses incurred through the termination date, subject to deduction and set-off of amounts owed to Company by Consultant and subject to resolution of any disputed amounts invoiced to Company by Consultant. Consultant shall not be paid for Services performed or expenses incurred following Consultant’s receipt of notice of termination unless otherwise agreed in writing by Consultant and the Company Representative.

(a) Termination in the Event of Default of Consultant. Should Consultant default in the performance of this Agreement or materially breach any of its provisions and fail to cure such default or breach within thirty (30) days of receipt of written notice from the Company of such default or breach, Company may, at its option, immediately terminate this Agreement upon written notice to Consultant. For the purposes of this Section 14, material breach of this Agreement shall include but not be limited to (i) any disparagement of the Company (including its Officers and Directors) or failure by Consultant to perform the Services to the reasonable satisfaction of the Company or (ii) failure to comply with the provisions of Sections 11, 12, or 13 of this Agreement and the Exhibits and Attachments related thereto. This Agreement shall also terminate immediately upon the death of Consultant as of the last day of the month in which death occurs.

(b) Survival of Certain provisions. Consultant understands that Consultant’s obligations under Sections 3,7, 9(b), 10, 11, 12, 13, 14(b), 15, 16, 17 and 21 shall continue and remain in full force and effect, whether or not this Agreement is terminated voluntarily or involuntarily, with or without cause or for any reason whatsoever.

15. RETURN OF MATERIAL. Upon termination of Consultant’s engagement by the Company, Consultant shall immediately return to the Company any and all property, files, records or other documents (collectively, “Material”) belonging to the Company which is in Consultant’s possession or control.

16. PROTECTION OF COMPANY’S BUSINESS. To the full extent permitted by law, for a period of one (1) year after termination of this Agreement, Consultant shall not, directly or indirectly, for himself or for the benefit of any other person or entity, (1) recruit, solicit or induce, or attempt to recruit, solicit or induce, any employee or consultant of the Company to terminate his or her employment or consulting arrangement with the Company or otherwise cease his or her relationship with the Company; (2) solicit or service, directly or indirectly, any customer Consultant solicited or serviced while in the employ or service of the Company or any customer for which he acquired Company Confidential Information or for which he developed business relations on behalf of the Company; (3) interfere with the business of Company by inducing a vendor or supplier, or potential vendor or supplier, of Company to sever, or not to enter into, a relationship with Company; or (4) become employed by or render executive, managerial, market research, advice or consulting services, either directly or indirectly, to any business engaged in or about to be engaged in developing, producing, marketing, distributing or selling lawn, garden, animal health, nutrition or pet related products in the geographic markets for which he acquired Company Confidential Information about the Company’s customers or strategies or for which he developed or assisted in sustaining business relations on behalf of the Company or for which he had responsibility while Consulting to the Company or which would otherwise conflict with his obligations to the Company. The provisions of this Section 16 shall apply and be enforceable only in those jurisdictions where restrictions such as contained in these provisions are enforceable.

17. EQUITABLE RELIEF. Consultant understands that the restrictions contained in Sections 4, 11, 12 and 16 of this Agreement are necessary and reasonable for the protection of the Company’s business, goodwill and its Company Confidential Information. Consultant understands that any breach of this Agreement will cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available to Company, Consultant acknowledges and agrees that Company shall have the right to seek specific performance and injunctive relief.

18. ENTIRE AGREEMENT. Except as provided below, this Agreement and the Exhibits and attachments hereto constitute the entire agreement between the parties regarding the subjects covered herein and expressly supersedes and replaces the Employment Agreement between the parties effective as of April 15, 2011. No other agreement, understanding, or promise other than those contained in this Agreement is part of the agreement of the parties. Notwithstanding the above, nothing herein shall modify or negate any existing stock option or restricted stock agreement between the parties.

19. NO ASSIGNMENT BY CONSULTANT. Performance of the Services are the personal responsibility of Consultant. Consultant may not assign, transfer, or sub-contract all or any portion of this Agreement or the Services without Company’s prior written consent in the sole discretion of the Company Representative.

20. SEVERABILITY. If any provision of the Agreement is determined to be invalid by a court or government agency of competent jurisdiction, such provision shall be deemed modified to reflect the intent of the parties with respect to such provision to the maximum extent permitted by law. Any such determination or modification shall not affect the enforceability of any other provision of this Agreement.

21. GOVERNING LAW. This Agreement shall be construed and enforced under and governed by the internal laws of the State of California without reference to its conflict of law provisions and without application of rules favoring the non-drafting party.

22. HEADINGS; REFERENCES. The headings of the Sections and Subsections of this Agreement are inserted for convenience of reference only and do not have any independent meaning nor do they constitute a part of this Agreement.

23. NOTICES. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes (i) if hand delivered, on the day delivered; (ii) if sent by a nationally recognized overnight courier, on the next business day after it is sent; (iii) if sent by telephone facsimile transmission during normal business hours on a business day (with prompt oral confirmation of receipt); or (iv) if mailed by first-class mail, postage prepaid and return receipt requested, on the third (3rd) day after depositing in the mail, if to Consultant to the address set forth below and if to Company to the address set forth below, or to such other address as such party has designated by notice so given to the other party:

If to Company:	Central Garden & Pet Company 1340 Treat Boulevard; Suite 600 Walnut Creek, CA 94597 Attn: William E. Brown, CEO Fax: (925) 947-0450

with a copy to:	Central Garden & Pet Company 1340 Treat Boulevard; Suite 600 Walnut Creek, CA 94597 Attn: Vice President, Human Resources Fax: (925) 947-0450

If to Consultant	Gus Halas [Address] Fax: [ ]

24. COUNTERPARTS AND EXECUTION COPIES. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. Duly executed originals of this Agreement may be delivered by fax transmission or by electronic transmission (email) in pdf format and in such event, such fax or pdf transmittals shall constitute an original for purposes of delivery and enforcement.

25. COURSE OF CONDUCT AND WAIVER. Neither course of conduct nor any waiver by Company with respect to a default or breach of any provision of this Agreement by Consultant shall constitute or be construed as a modification of this Agreement or as a waiver of any subsequent default or breach.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the Effective Date.

COMPANY:		CONSULTANT:

CENTRAL GARDEN & PET COMPANY		/s/ Gus Halas
a Delaware corporation		Name:	Gus Halas

By:	/s/ William E. Brown
Name:	William E. Brown
Its:	Chief Executive Officer

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